Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REDFIN CORPORATION

Redfin Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The original name of the Corporation was Appliance Computing Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on February 22, 2005.

2. The Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation, and written notice was duly given or will be given pursuant to Section 228 to those stockholders who did not approve the Amended and Restated Certificate of Incorporation by written consent.

3. The Amended and Restated Certificate of Incorporation so adopted reads in full as attached hereto as Exhibit A and is hereby incorporated herein by this reference.

IN WITNESS WHEREOF, Redfin Corporation has caused this Certificate to be signed by the Chief Executive Officer this 15th day of December, 2014.

REDFIN CORPORATION

By:	/s/ GLENN KELMAN
Glenn Kelman
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REDFIN CORPORATION

ARTICLE 1

NAME

The name of the Corporation is Redfin Corporation.

ARTICLE 2

REGISTERED OFFICE AND AGENT

The respective names of the county and of the city within the county in which the registered office of the Corporation is to be located in the State of Delaware are the county of Kent and the City of Dover. The name and address by street and number of said registered agent is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904.

ARTICLE 3

PURPOSE

The Corporation is organized for the purposes of transacting any and all lawful business for which a corporation may be incorporated under Section 102 of the Delaware General Corporation Law, as amended.

ARTICLE 4

CAPITAL STOCK

Section 1. Authorized Capital. The total number of shares which the Corporation is authorized to issue is 421,266,114 consisting of 255,000,000 shares of common stock, $.001 par value per share (the “Common Stock”), and 166,266,114 shares of preferred stock, $.001 par value per share, of which 4,378,284 shares are designated “Series A-1 Preferred Stock,” 109,552 shares are designated “Series A-2 Preferred Stock,” 9,099,610 shares are designated “Series A-3 Preferred Stock,” 36,338,577 shares are designated “Series B Preferred Stock” (the “Series B Preferred Stock”), 33,388,982 shares are designated “Series C Preferred Stock” (the “Series C Preferred Stock”), 28,574,005 shares are designated “Series D Preferred Stock” (the “Series D Preferred Stock”), 12,041,148 shares are designated “Series E Preferred Stock” (the “Series E Preferred Stock”), 20,808,580 shares are designated “Series F Preferred Stock” (the “Series F Preferred Stock”) and 21,527,376 shares are designated “Series G Preferred Stock” (the “Series G Preferred Stock”). The Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock are referred to herein collectively as the “Series A Preferred Stock,” and the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock are referred to herein collectively as the “Preferred Stock.” The rights, preferences, and the other terms of the Preferred Stock are set forth in Article 5. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

ARTICLE 5

TERMS OF PREFERRED STOCK AND COMMON STOCK

The Preferred Stock and Common Stock shall have the rights, privileges and preferences set forth below.

Section 1. Dividends. The holders of the Series A-1 Preferred Stock, the holders of the Series A-2 Preferred Stock, the holders of the Series A-3 Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, the holders of Series D Preferred Stock, the holders of Series E Preferred Stock, the holders of Series F Preferred Stock and the holders of Series G Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends at the rate of $0.0091 per share in the case of the Series A-1 Preferred Stock, $0.0078 per share in the case of the Series A-2 Preferred Stock, $0.00228 per share in the case of the Series A-3 Preferred Stock, $0.01761 per share in the case of the Series B Preferred Stock, $0.028752 per share in the case of the Series C Preferred Stock, $0.028752 per share in the case of the Series D Preferred Stock, $0.0992 per share in the case of the Series E Preferred Stock, $0.1943 per share in the case of the Series F Preferred Stock and $0.2638 per share in the case of the Series G Preferred Stock, per year (in each case, as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), payable in preference and priority to any payment of any dividend on Common Stock when, as and if declared by the Board of Directors. No right shall accrue to holders of Series A-1 Preferred Stock, holders of Series A-2 Preferred Stock, holders of Series A-3 Preferred Stock, holders of Series B Preferred Stock, holders of Series C Preferred Stock, holders of Series D Preferred Stock, holders of Series E Preferred Stock, holders of Series F Preferred Stock or holders of Series G Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year. The holders of the Preferred Stock also shall be entitled to participate pro rata in any dividends or other distributions paid on the Common Stock on an as-if-converted basis.

In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Article 5 Section 3 hereof), the Corporation shall, at the option of the Corporation, pay in cash to each holder of Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, Article 5 Section 3 hereof.

Section 2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below) of the Corporation, either voluntary or involuntary, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the holders of Preferred Stock shall be entitled to receive for each outstanding share of Preferred Stock then held by them an amount equal to the greater of (i) (A) in the case of Series G Preferred Stock, $3.2977 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), (B) in the case of Series F Preferred Stock, $2.4286 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), (C) in the case of Series E Preferred Stock, $1.2394 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), (D) in the case of Series D Preferred Stock, $0.3594 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), (E) in the case of Series C Preferred Stock, $0.3594 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), (F) in the case of Series B Preferred Stock, $0.22013 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), (G) in the case of Series A-1 Preferred Stock, $0.1142 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), (H) in the case of the Series A-2 Preferred Stock, $0.0971 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like), and (I) in the case of Series A-3 Preferred Stock, $0.02855 plus declared but unpaid dividends on such share (in each case, as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) and (ii) the amount such holder would have received if, immediately prior to the consummation of the Liquidation Event, such holder had converted its shares of Preferred Stock into Common Stock pursuant to Article 5, Section 3(a). If, upon the occurrence of a Liquidation Event, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be insufficient to permit the payment to such holders of the Series G Preferred Stock, holders of the Series F Preferred Stock, holders of the Series E Preferred Stock, holders of the Series D Preferred Stock, holders of the Series C Preferred Stock, holders of the Series B Preferred Stock, holders of the Series A-l Preferred Stock, holders of the Series A-2 Preferred Stock and holders of the Series A-3 Preferred Stock of the full aforementioned preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed on a pari passu basis among the holders of the Preferred Stock in proportion to the aggregate preferential amount each such holder is otherwise entitled to receive.

(b) After payment has been made to the holders of the Preferred Stock of the full amounts to which they shall be entitled as provided in subsection (a) above, if assets available for distribution remain in the Corporation, all remaining assets of the Corporation shall be distributed among all holders of Common Stock pro rata based on the number of shares of Common Stock outstanding held by each such holder.

(c) Unless otherwise agreed to by the holders of (i) at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (ii) at least sixty-two percent (62)% of the then outstanding shares of Series F Preferred Stock and Series G Preferred Stock, voting together as a single class on an as-converted basis, a liquidation, dissolution or winding up of the Corporation under this Article 5 Section 2 shall be deemed to be occasioned by, and to include, in addition to a voluntary or involuntary liquidation, dissolution or winding up, (i) a merger, consolidation, share exchange, recapitalization or reorganization of the Corporation with or into any other corporation, corporations or other entity (excluding any merger effected exclusively for the purpose of changing the domicile of the corporation); (ii) any other transaction or series of related transactions, in which the stockholders of the corporation immediately prior to such reorganization, merger or consolidation own, by virtue of their shares held prior to such transaction, less than fifty percent (50%) of the voting power of the surviving entity; or (iii) a sale, conveyance or other disposition of all or substantially all of the assets of the Corporation, including pursuant to the grant of an exclusive license of all or substantially all of the Corporation’s products, assets or intellectual property, in one transaction or a series of transactions (any such transaction, a “Liquidation Event”); provided, that this provision shall not apply if the holders of voting securities of the Corporation immediately prior to such Liquidation Event beneficially own, directly or indirectly, a majority of the combined voting power of the surviving entity resulting from such Liquidation Event in approximately the same relative percentages before such Liquidation Event as after.

(d) Notwithstanding this Article 5 Section 2, each holder of Preferred Stock shall have the right to elect the benefits of the provisions of Article 5 Section 3(a) below or other applicable conversion provisions in lieu of receiving payment on any Liquidation Event of the Corporation, either voluntary or involuntary, pursuant to this Article 5 Section 2.

(e) In the event of a Liquidation Event referred to in Article 5 Section 2(c)(3), if the Corporation does not effect a dissolution of the Corporation under the Delaware General Corporation Law within 90 days after such Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) so request in a written instrument delivered to the Corporation not later than 120 days after such Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Liquidation Event (the “Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the amounts as described in Article 5 Section 2(a). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders.

On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on the Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Article 5 Section 3, shall surrender the certificate or certificates representing such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Corporation’s notice, and thereupon the liquidation amount for such shares as described in Article 5 Section 2(a) shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

If on the Redemption Date the redemption price payable upon redemption of the shares of Preferred Stock to be redeemed on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the liquidation amount without interest upon surrender of their certificate or certificates therefor.

Prior to the distribution or redemption provided for in this Article 5 Section 2(e), the Corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business.

(f) In any of such events, if the consideration received by the Corporation or its stockholders is other than cash or securities, its value will be deemed its fair market value, as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) day period ending three (3) days prior to the closing of the transaction in subsection 2(c) above;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) day period ending three (3) days prior to the closing of the transaction in subsection 2(c) above; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection (i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article V, be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(g) In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Event to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Event, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 3(g).

Section 3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable original issue price of such shares of Preferred Stock (the “Original Issue Price”) by the applicable conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price” and, such resulting ratio, the “Conversion Rate”). The Original Issue Price per share of Series G Preferred Stock is $3.2977 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Original Issue Price per share of Series F Preferred Stock is $2.4286 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Original Issue Price per share of Series E Preferred Stock is $1.2394 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Original Issue Price per share of Series D Preferred Stock is $0.3594 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Original Issue Price per share of Series C Preferred Stock is $0.3594 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Original Issue Price per share of Series B Preferred Stock is $0.22013 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Original Issue Price per share of Series A-1 Preferred Stock is $0.1142 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Original Issue Price per share of Series A-2 Preferred Stock is $0.0971 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The Original Issue Price per share of Series A-3 Preferred Stock is $0.02855 (as appropriately adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). The initial Conversion Price per share of Series G Preferred Stock shall be $3.2977, the initial Conversion Price per share of Series F Preferred Stock shall be $2.4286, the initial Conversion Price per share of Series E Preferred Stock shall be $1.2394, the initial Conversion Price per share of Series D Preferred Stock shall be $0.3594, the initial Conversion Price per share of Series C Preferred Stock shall be $0.3594, the initial Conversion Price per share of Series B Preferred Stock shall be $0.22013, the initial Conversion Price per share of Series A-l Preferred Stock shall be $0.1142, the initial Conversion Price per share of the Series A-2 Preferred Stock shall be $0.0971, and the initial Conversion Price per share of the Series A-3 Preferred Stock shall be $0.02855, in each case subject to adjustment from time to time as provided below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Rate for each series of Preferred Stock immediately upon the earlier of: (i) the effectiveness of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock with aggregate proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) that results in the listing of such Common Stock on the NASDAQ Stock Market or New York Stock Exchange (a “Qualified IPO”); or (ii) the date specified pursuant to an election to convert all shares of Preferred Stock into Common Stock by the holders of (A) at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (B) at least sixty-two percent (62)% of the then outstanding shares of Series F Preferred Stock and Series G Preferred Stock, voting together as a single class on an as-converted basis, in each case, at a duly held meeting or by written consent or other agreement.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors in good faith. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same. Such notice shall also state whether the holder elects, subject to Article 5 Section 1 hereof, to receive declared but unpaid dividends on the Preferred Stock proposed to be converted in cash, or to convert such dividends into shares of Common Stock at their fair market value as determined by the Board of Directors. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and, subject to Article 5 Section 1 hereof, any declared but unpaid dividends on the converted Preferred Stock which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that in the event of an automatic conversion pursuant to Article 5 Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such Preferred Stock and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or such holder of Preferred Stock notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder of Preferred Stock shall be entitled and a check payable to such holder of Preferred Stock in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock and any declared but unpaid dividends on the converted Preferred Stock which the holder elected to receive in cash.

If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act in accordance with Article 5 Section 3(b)(i) above, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

If the conversion is in connection with a Liquidation Event of the Corporation described in Article 5 Section 2 above, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the consummation of the Liquidation Event, in which event the person(s) entitled to receive the Common Stock upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the consummation of the Liquidation Event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Article 5 Section 3, the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities of the Corporation convertible into or exchangeable directly or indirectly for Common Stock.

(3) “Filing Date” shall mean the date on which this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Article 5 Section 3(d)(iii), deemed to be issued) by the Corporation after the Filing Date, other than:

(i) shares of Common Stock issued upon the conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock;

(ii) up to 66,156,658 shares of Common Stock or Options, issued or granted, as approved by the Board of Directors, to employees, officers, directors and consultants of the Corporation pursuant to any one or more employee stock plans or agreements approved by the Board of Directors (including any Options outstanding as of the Filing Date and any shares that were issued prior to the Filing Date upon exercise of Options under the Corporation’s stock option plan);

(iii) shares of Common Stock issued or issuable to financial institutions or lessors in connection with real estate leases, commercial credit arrangements, equipment financings or similar transactions, including, but not limited to, equipment leases or bank lines of credit, in each case approved by the Board of Directors;

(iv) securities issued as a dividend or distribution on, or in connection with a split of or recapitalization of, any of the capital stock of the Corporation;

(v) securities issued by the Corporation pursuant to a strategic partnership, joint venture or other similar arrangement unanimously approved by the Board of Directors where the primary purpose of the arrangement is not to raise capital for the Corporation or its affiliates;

(vi) securities issued pursuant to a Qualified IPO;

(vii) shares of Common Stock issued by the Corporation pursuant to the acquisition of another corporation or other entity by the Corporation by merger, purchase of all or substantially all of the capital stock or assets, or other reorganization unanimously approved by the Board of Directors;

(viii) securities issued or issuable in respect of any shares, Options, or Convertible Securities issued as a result of the application of the anti-dilution provisions set forth in this Article 5 Section 3(d) or as a result of the operation of anti-dilution provisions that are contained in the original terms of such securities and that provide for anti-dilution adjustments under substantially the same circumstances and according to the same adjustment formula as specified in this Article 5, Section 3(d);

(ix) shares of Common Stock issued upon conversion or exercise of Options or Convertible Securities (or upon conversion of securities issuable upon exercise or conversion of such Options or Convertible Securities) outstanding on the Filing Date; or

(x) any other securities issued or issuable upon conversion and/or exercise of any securities issued upon the written consent of the holders of (A) at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (B) at least sixty-two percent (62)% of the then outstanding shares of Series F Preferred Stock and Series G Preferred Stock, voting together as a single class on an as-converted basis.

(ii) No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price of a particular share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common Stock.

(1) Options and Convertible Securities. Except as provided in Article 5 Section 3(d)(i)(4) above, in the event the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 5 Section 3(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in a Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase (or decrease) in the consideration payable to the Corporation, or decrease (or increase) in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, each applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, each applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(i) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price for any series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for that series on the original adjustment date, or (ii) the Conversion Price for that series that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(2) Stock Dividends. Except as provided in Article 5 Section 3(d)(i)(4) above, in the event the Corporation, at any time or from time to time after the date of filing hereof, shall declare or pay any dividend on the Common Stock payable in Common Stock, then Additional Shares of Common Stock shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Article 5 Section 3(d)(iii)) without consideration or for a consideration per share less than the Conversion Price with respect to any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest $0.00001) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; and provided, further, that, for the purposes of this Article 5 Section 3(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding Preferred Stock and all outstanding Convertible Securities, and upon exercise of all outstanding Options bearing an exercise price which is lower than the price at which the Additional Shares of Common Stock were issued (or deemed to be issued), shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Article 5 Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Article 5 Section 3(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(3) Stock Dividends. Any Additional Shares of Common Stock deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

(vi) Adjustments to Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that (a) the Corporation at any time or from time to time on or after the Filing Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, (b) the Corporation at any time or from time to time on or after the Filing Date shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or (c) the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for any series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(vii) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Article 5 Section 3(d)(vi) above or a merger or other reorganization referred to in Article 5 Section 2 above), the Conversion Prices then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the various series of Preferred Stock shall be convertible into a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

(viii) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time on or after the Filing Date, there is a Capital Reorganization (other than a Liquidation Event of the Corporation as defined in Article 5 Section 2 or as a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article 5 Section 3), provision shall be made as a part of such Capital Reorganization to the effect that the holders of the various series of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such Capital Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 5 Section 3 with respect to the rights of the holders of Preferred Stock after the Capital Reorganization to the end that the provisions of this Article 5 Section 3 (including adjustment of the Conversion Prices then in effect and the number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(1) For purposes of this Article 5 Section 3(d)(viii), a “Capital Reorganization” shall mean a consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock) or a capital reorganization of the Common Stock (other than as a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article 5 Section 3).

(2) Notwithstanding the foregoing, in the event of any Capital Reorganization that constitutes a Liquidation Event of the Corporation (as defined in Article 5 Section 2 above), the holders of (i) at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (ii) at least sixty-two percent (62)% of the then outstanding shares of Series F Preferred Stock and Series G Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect, by providing written notice of such election to the Corporation within twenty (20) days of receiving notice of such Capital Reorganization, to treat such transaction as a Capital Reorganization and not as a Liquidation Event of the Corporation, in which event the provisions of this Article 5 Section 3(d)(viii) shall apply. Such election shall apply to all outstanding Preferred Stock. In the absence of such an election, a Capital Reorganization that constitutes a Liquidation Event of the Corporation shall be treated as a Liquidation Event of the Corporation and not as a Capital Reorganization.

(ix) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Article 5 Section 3, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon such distribution the amount of securities of the Corporation which they would have received had their Preferred Stock converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by than as aforesaid during such period, subject to all other adjustments called for during such period under this Article 5 Section 3 with respect to the rights of the holders of the Preferred Stock.

(e) No Impairment. The Corporation will not, without the appropriate vote of the stockholders under the Delaware General Corporation Law or Section 6 of this Article V, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 5 Section 3, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (i) the particulars of any adjustment to the Conversion Price since issuance of the Preferred Stock, (ii) the Conversion Price for such series of Preferred Stock currently in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(g) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock shares outstanding involving a change in the Common Stock shares; or

(iii) to undergo a Liquidation Event;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

(1) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) in respect of the matters referred to in (i) above or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above; and

(2) in the case of the matters referred to in (iii), above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(3) Each such written notice shall be delivered personally, given by facsimile or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock shares at the address for each such holder as shown on the books of the Corporation.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment hereunder.

(i) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of (A) at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, and (B) at least sixty-two percent (62)% of the then outstanding shares of Series F Preferred Stock and Series G Preferred Stock, voting together as a single class on an as-converted basis. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

Section 4. Voting Rights and Directors.

(a) Vote Other than for Directors. Except as otherwise required by law and as provided in the next sentence and in subsection (b) below with respect to the election of directors and in Article 5 Section 6 below with respect to the Protective Provisions, the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and will vote together and not as separate classes upon any matter submitted to the stockholders for a vote, as follows: (i) each holder of Preferred Stock shall have one vote for each full share of Common Stock into which such holder’s shares of Preferred Stock would be convertible on the record date for the vote, and (ii) the holders of Common Stock shall have one vote per share of Common Stock. Notwithstanding the provisions of Section 242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of Preferred Stock and Common Stock, voting together as one class and each holder of Preferred Stock having that number of votes per share as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder could be converted pursuant to Article 5 Section 3 on the date for determination of stockholders entitled to vote on such increase or decrease. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors.

(i) For so long as at least 2,700,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series A Preferred Stock are outstanding, the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class, not as a separate series and on an as-converted basis, shall be entitled to elect one (1) member to the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(ii) For so long as at least 3,500,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series D Preferred Stock are outstanding, the holders of a majority of the then outstanding shares of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(iii) For so long as at least 3,500,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series E Preferred Stock are outstanding, the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(iv) The remaining members of the Board of Directors shall be elected by the holders of the Common Stock and the Preferred Stock voting together as a single class on an as-converted basis.

(c) Vacancies; Removal. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director elected in accordance with Article 5 Section 4(b) above shall be filled by the vote or written consent of such percentage of the voting group which elected such director as specified in Article 5 Section 4(b) above, or, in the absence of such action by such holders, by unanimous action of the remaining director or directors elected by the holders of such class. A director may be removed from the Board of Directors with or without cause by the vote or consent of the voting group entitled to elect such director in accordance with the General Corporation Law of the State of Delaware.

Section 5. Redemption. The holders of Preferred Stock shall have redemption rights as follows:

(a) Redemption Date and Price. At any time after December 15, 2021, but on a date (the “Redemption Date”) no later than 30 days after receipt by the Corporation of a written request (a “Redemption Election”) from the holders of not less than sixty-seven percent (67%) of the then outstanding Preferred Stock that all of the shares of Preferred Stock be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem all of the outstanding shares of Preferred Stock specified in the Redemption Election in accordance with the procedures set forth in this Section 5 by paying in cash therefor a sum per share with respect to each share of Preferred Stock equal to the greater of (i) the applicable Original Issue Price of such share of Preferred Stock (as adjusted for stock splits, stock dividends, reclassifications or the like and pursuant to Article 5, Section 3) plus all declared but unpaid dividends on such share or (ii) the fair market value of such share of Preferred Stock as determined by an appraisal performed by an independent third party appraiser approved by the holders of at least sixty-seven percent (67%) of the then outstanding shares of Preferred Stock and the Corporation, without deduction from such value based upon such share being a minority interest in the Corporation nor based upon the lack of marketability thereof (the “Redemption Price”).

(b) Procedure. No later than 15 days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). If the Corporation receives, no later than 20 days after delivery of the Redemption Notice to a holder of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 5 (an “Exclusion Notice”), then the shares of Preferred Stock registered on the books of the Corporation in the name of such holder at the time of this corporation’s receipt of such Exclusion Notice shall thereafter be “Excluded Shares”. Excluded Shares shall not be redeemed or redeemable pursuant to this Section 5, whether on such Redemption Date or thereafter; provided, however that any shares elected by a holder to be Excluded Shares with respect to any Redemption Notice shall not be excluded as Excluded Shares with respect to any subsequent Redemption Notice unless the holder of such shares delivers to the corporation a new Exclusion Notice in response to such subsequent Redemption Notice in accordance with the provisions of this Section. Except as provided in Section 5(c) below, on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), in the manner and at the place designated in the Redemption Notice, and thereupon the

Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) Effect of Redemption; Insufficient Funds. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock, other than Excluded Shares, designated for redemption in the Redemption Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder’s shares of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including, but not limited to, the conversion rights set forth herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date but which it has not redeemed.

Section 6. Protective Provisions. In addition to any other rights provided by law, the Corporation shall not (whether by merger, consolidation, amendment or otherwise), without first obtaining the affirmative vote or written consent of the holders of not less than sixty-seven percent (67%) of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis):

(a) create (by way of merger, consolidation, substitution, reclassification, amendment, designation, or otherwise) or issue any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and/or the Series G Preferred Stock;

(b) pay, declare or set aside for payment a dividend on any shares of capital stock of the Corporation;

(c) redeem, repurchase or otherwise acquire for value any shares of Preferred Stock or Common Stock (excluding repurchases of Common Stock from employees upon termination of employment at the lower of fair market value or the original purchase price thereof);

(d) increase or decrease the number of authorized shares of Common Stock or any series of Preferred Stock;

(e) amend, repeal, waive or change any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation or the Corporation’s Bylaws (by merger, consolidation, reclassification, amendment or otherwise);

(f) undertake a Liquidation Event (except transactions solely for the purpose of changing the Corporation’s state of incorporation);

(g) acquire all or substantially all of the properties, assets or stock of any other corporation or entity;

(h) create a new plan or arrangement for the grant of stock options or other equity compensation awards or increase the number of shares of Common Stock reserved for issuance under the Corporation’s Amended and Restated 2004 Equity Incentive Plan (the “Stock Plan”) or any of the Corporation’s other stock option, restricted stock or equity incentive plans, or issue stock options or other equity compensation awards in an amount that, in the aggregate, exceeds the number of shares reserved for issuance under the Stock Plan and such other plans;

(i) authorize the Corporation to enter into or amend any material contract with any officer, director, founder, investor or other affiliate of the Corporation (except for contracts unanimously approved by the Board of Directors);

(j) incur indebtedness, in a single or related series of transactions, in excess of $250,000 (except for trade debt incurred in the ordinary course of business) not approved by the Board of Directors;

(k) allow any subsidiary of the Corporation to take any of the actions described in this Article 5 Section 6;

(l) amend this Article 5 Section 6; or

(m) promise, agree, commit or undertake to do any of the foregoing.

Section 7. Additional Protective Provisions.

(a) In addition to any other rights provided by law or pursuant to Article 5, Section 6 above, as long as any shares of Series G Preferred Stock remain outstanding, the Corporation shall not (whether by merger, consolidation, amendment or otherwise), without first obtaining the affirmative vote or written consent of the holders of a majority of then outstanding shares of Series G Preferred Stock, voting as a separate class:

(i) alter or change the rights, preferences or privileges of the Series G Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise, so as to adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series G Preferred Stock;

(ii) increase or decrease the authorized shares of Series G Preferred Stock;

(iii) redeem or repurchase any Series G Preferred Stock (other than in accordance with this Amended and Restated Certificate of Incorporation);

(iv) redeem, repurchase, pay or declare dividends on or make other distributions with respect to shares of capital stock of the Corporation (other than redemptions in accordance with this Amended and Restated Certificate of Incorporation, and excluding repurchases of Common Stock from employees upon termination of employment at the lower of fair market value or the original purchase price thereof);

(v) amend the anti-dilution adjustment provisions as they relate to the Series G Preferred Stock;

(vi) reclassify, alter or amend any existing security of the Corporation that is pari passu or junior to the Series G Preferred Stock in respect of distribution of assets on liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series G Preferred Stock (or pari passu to the Series G Preferred Stock in the case of junior equity securities); or

(vii) undertake a Liquidation Event (except transactions solely for the purpose of changing the Corporation’s state of incorporation), unless the assets or funds of the Corporation to be distributed to the holders of Preferred Stock and/or Common Stock by reason of their ownership of such stock is to be allocated, paid, distributed or otherwise transferred in accordance with this Amended and Restated Certificate of Incorporation.

(b) In addition to any other rights provided by law or pursuant to Article 5, Section 6 above, as long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of then outstanding shares of Series F Preferred Stock, voting as a separate class, alter or change the rights, preferences or privileges of the Series F Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise, so as to adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series F Preferred Stock, to increase or decrease the authorized shares of Series F Preferred Stock or to undertake a Liquidation Event (except transactions solely for the purpose of changing the Corporation’s state of incorporation), unless the assets or funds of the Corporation to be distributed to the holders of Preferred Stock and/or Common Stock by reason of their ownership of such stock is to be allocated, paid, distributed or otherwise transferred in accordance with this Amended and Restated Certificate of Incorporation.

(c) In addition to any other rights provided by law or pursuant to Article 5, Section 6 above, as long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of then outstanding shares of Series E Preferred Stock, voting as a separate class, alter or change the rights, preferences or privileges of the Series E Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise, so as to adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series E Preferred Stock, to increase or decrease the authorized shares of Series E Preferred Stock or to undertake a Liquidation Event (except transactions solely for the purpose of changing the Corporation’s state of incorporation), unless the assets or funds of the Corporation to be distributed to the holders of Preferred Stock and/or Common Stock by reason of their ownership of such stock is to be allocated, paid, distributed or otherwise transferred in accordance with this Amended and Restated Certificate of Incorporation.

(d) In addition to any other rights provided by law or pursuant to Article 5, Section 6 above, as long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of then outstanding shares of Series D Preferred Stock, voting as a separate class, alter or change the rights, preferences or privileges of the Series D Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise, so as to adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series D Preferred Stock, to increase or decrease the authorized shares of Series D Preferred Stock or to undertake a Liquidation Event (except transactions solely for the purpose of changing the Corporation’s state of incorporation), unless the assets or funds of the Corporation to be distributed to the holders of Preferred Stock and/or Common Stock by reason of their ownership of such stock is to be allocated, paid, distributed or otherwise transferred in accordance with this Amended and Restated Certificate of Incorporation.

(e) In addition to any other rights provided by law or pursuant to Article 5, Section 6 above, as long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of then outstanding shares of Series C Preferred Stock, voting as a separate class, alter or change the rights, preferences or privileges of the Series C Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise, so as to adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series C Preferred Stock, to increase or decrease the authorized shares of Series C Preferred Stock or to undertake a Liquidation Event (except transactions solely for the purpose of changing the Corporation’s state of incorporation), unless the assets or funds of the Corporation to be distributed to the holders of Preferred Stock and/or Common Stock by reason of their ownership of such stock is to be allocated, paid, distributed or otherwise transferred in accordance with this Amended and Restated Certificate of Incorporation.

(f) In addition to any other rights provided by law or pursuant to Article 5, Section 6 above, as long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series B Preferred Stock, voting as a separate class, alter or change the rights, preferences or privileges of the Series B Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise, so as to adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series B Preferred Stock, to increase or decrease the authorized shares of Series B Preferred Stock or to undertake a Liquidation Event (except transactions solely for the purpose of changing the Corporation’s state of incorporation), unless the assets or funds of the Corporation to be distributed to the holders of Preferred Stock and/or Common Stock by reason of their ownership of such stock is to be allocated, paid, distributed or otherwise transferred in accordance with this Amended and Restated Certificate of Incorporation.

(g) In addition to any other rights provided by law or pursuant to Article 5, Section 6 above, as long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of then outstanding shares of Series A Preferred Stock, voting as a single class and not as a separate Series, alter or change the rights, preferences or privileges of the Series A Preferred Stock, by way of merger, consolidation, substitution, reclassification, amendment, or otherwise, so as to adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such shares of Series A Preferred Stock, to increase or decrease the authorized shares of Series A Preferred Stock or to undertake a Liquidation Event (except transactions solely for the purpose of changing the Corporation’s state of incorporation), unless the assets or funds of the Corporation to be distributed to the holders of Preferred Stock and/or Common Stock by reason of their ownership of such stock is to be allocated, paid, distributed or otherwise transferred in accordance with this Amended and Restated Certificate of Incorporation.

(h) Without limiting the generality of the foregoing, for purposes of Sections 7(a), (b), (c), (d), (e), (f) and (g) above, the authorization in compliance with Section 6(a) above of any shares of capital stock with preference or priority over, or on a parity with, any series of Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to have adversely affected the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such series of Preferred Stock.

Section 8. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article 5 Section 3 hereof, the shares so converted shall automatically be canceled and shall not be issuable by the Corporation, and this Amended and

Restated Certificate of Incorporation shall be deemed to be amended to effect the corresponding reduction in the Corporation’s authorized Preferred Stock.

Section 9. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise may be reissued, and all such shares shall be canceled, retired and eliminated from the shares of Preferred Stock that the Corporation is authorized to issue.

Section 10. Residual Rights. All rights accruing to the outstanding shares of equity securities of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

ARTICLE 6

DURATION

The Corporation shall have perpetual existence.

ARTICLE 7

BYLAWS

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 8

DIRECTORS

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the number of directors of this corporation shall be fixed from time to time by the Bylaws or by amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE 9

MEETINGS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 10

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

Section 1. Limitation of Liability. A director of the Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 2. Indemnification. The Corporation shall indemnify to the fullest extent permitted by applicable law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. The Corporation will advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification.

Section 3. Amendment. Any amendment, repeal or modification of this Article 10 or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 10 by the stockholders of the Corporation shall not apply to or adversely affect any right or protection or increase the liability of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE 11

MISCELLANEOUS

As used in this Article 11, the term “Fund” refers to a holder of capital stock of the Corporation that is an institutional investor in the business of investing in private companies, including companies other than the Corporation. If a director of the Corporation is also a partner, member, stockholder or employee of a Fund or an entity that manages a Fund (an “Investor”), and in his or her capacity as an Investor, and not as a director, acquires knowledge of a potential transaction or matter that may be a corporate opportunity both for the Fund and the Corporation (a “Corporate Opportunity”), then: (i) such Corporate Opportunity shall belong to the Fund and not to the Corporation; (ii) the Corporation, to the extent allowed by law, waives any claim that the Investor or the Fund should have presented the Corporate Opportunity to the Corporation or any of its affiliates; and (iii) such director shall, to the extent permitted by law, shall have no fiduciary or other duty or obligation to the Corporation and its stockholders with respect to such Corporate Opportunity, provided, such director acts in good faith.

ARTICLE 12

AMENDMENT TO CERTIFICATE OF INCORPORATION

Subject to Article 5, Sections 6 and 7 hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REDFIN CORPORATION

(a Delaware corporation)

Redfin Corporation, a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on December 15, 2014 (the “Current Certificate”), have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendments by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1.	Section 1 of Article 4 of the Current Certificate is amended to read in its entirety as follows:

“Section 1. Authorized Capital. The total number of shares which the Corporation is authorized to issue is 456,347,752 consisting of 290,081,638 shares of common stock, $.001 par value per share (the “Common Stock”), and 166,266,114 shares of preferred stock, $.001 par value per share, of which 4,378,284 shares are designated “Series A-1 Preferred Stock,” 109,552 shares are designated “Series A-2 Preferred Stock,” 9,099,610 shares are designated “Series A-3 Preferred Stock,” 36,338,577 shares are designated “Series B Preferred Stock” (the “Series B Preferred Stock”), 33,388,982 shares are designated “Series C Preferred Stock” (the “Series C Preferred Stock”), 28,574,005 shares are designated “Series D Preferred Stock” (the “Series D Preferred Stock”), 12,041,148 shares are designated “Series E Preferred Stock” (the “Series E Preferred Stock”), 20,808,580 shares are designated “Series F Preferred Stock” (the “Series F Preferred Stock”) and 21,527,376 shares are designated “Series G Preferred Stock” (the “Series G Preferred Stock”). The Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock are referred to herein collectively as the “Series A Preferred Stock,” and the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock are referred to herein collectively as the “Preferred Stock.” The rights, preferences, and the other terms of the Preferred Stock are set forth in Article 5. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.”

2.	Section 3(d)(i)(4)(ii) of Article 5 of the Current Certificate is amended to read in its entirety as follows:

“(ii) up to 89,651,602 shares of Common Stock or Options, issued or granted, as approved by the Board of Directors, to employees, officers, directors and consultants of the Corporation pursuant to any one or more employee stock plans or agreements approved by the Board of Directors (including any Options outstanding as of the Filing Date and any shares that were issued prior to the Filing Date upon exercise of Options under the Corporation’s stock option plan);”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 11th day of May, 2016 and the foregoing facts stated herein are true and correct.

REDFIN CORPORATION

By:	/s/ GLENN KELMAN
Name:	Glenn Kelman
Title:	Chief Executive Officer